Exhibit 99

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

News

Release Date:	FOR IMMEDIATE RELEASE
Contact:	Media: Jon Harris, +1.630.598.8661
Analysts: Melissa Napier, +1.630.598.8739

SARA LEE REPORTS SECOND QUARTER RESULTS

•	Adjusted net sales[1] up 1.8% in the quarter, driven by top-line improvement in the two growth businesses- North American Retail and International Beverage; reported net sales essentially flat

•	Diluted EPS as reported of $1.37 compared to $0.53 in year-ago period

•	Adjusted EPS from continuing operations of $0.24 in second quarter vs. $0.27 in year-ago period

•	Reaffirming guidance for adjusted EPS from continuing operations of $0.85 – $0.89 per share

DOWNERS GROVE, Ill. (Feb. 8, 2011) – Sara Lee Corp. (NYSE: SLE) today reported a 1.8% increase in second quarter fiscal 2011 adjusted net sales from continuing operations, driven by gains in the company’s two strategic growth businesses, North American Retail and International Beverage. On a reported basis net sales were essentially flat (-0.4%), due to the impact of a weaker euro. The company reported lower operating income and diluted earnings per share from continuing operations for the second quarter of fiscal 2011, primarily due to higher commodity costs net of pricing. Second quarter results compare to a very strong year-ago period, when decreasing commodity costs provided a benefit to the company. Sara Lee’s North American Fresh Bakery segment is now reported as a discontinued operation, following the agreement to sell the business to Grupo Bimbo.

On January 28, 2011, Sara Lee announced that its board of directors agreed in principle to divide the company into two separate, publicly-traded companies. The separation is expected to be completed in early calendar year 2012. The North American Retail and North American Foodservice businesses (excluding the North American beverage business) are planned to be spun off, tax-free, into a new public company that will assume the “Sara Lee” name. The yet to be named other company will consist of Sara Lee’s current International Beverage and Bakery businesses, as well as the North American beverage business. Each company will have leading consumer brands and compelling growth prospects.

“We are excited to move forward with the implementation of our strategic initiative to create two pure-play companies. We are confident that this plan offers the best opportunity to deliver long-term value to our shareholders,” said Sara Lee Corp. chief executive officer Marcel Smits.

“At $0.24, our second quarter adjusted EPS from continuing operations showed good improvement from the $0.14 earned in the first quarter. As we focus on driving operational improvement in our two growth businesses, we are well positioned to finish the year with a strong second half. The North American Retail segment will benefit from first half pricing actions and MAP investments. In the International Beverage business, we continue to push through pricing to offset commodity increases and we expect further benefits from successful innovation. We are confident in our ability to drive top-line and bottom-line growth for the fiscal year,” Smits concluded.

Second Quarter Review

Net Sales

Reported net sales from continuing operations for the second quarter of fiscal 2011 were $2.3 billion, down 0.4% versus the year-ago period, as a favorable shift in sales mix and higher prices were offset by lower unit volumes and unfavorable foreign currency exchange rates. The company’s adjusted net sales rose 1.8% in the quarter, as growth in International Beverage and North American Retail more than offset expected declines in North American Foodservice and International Bakery. In the first half, reported net sales from continuing operations were $4.4 billion, up 0.1% versus the year ago period. Adjusted net sales grew 2.4% in the first half.

¹	The term “adjusted net sales” and other “adjusted” financial measures are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Second Quarter Results – Page 2

Operating Income

The first half of fiscal 2011 compares to a very strong year-ago period. In the prior year, favorable commodity costs and pricing contributed to a strong first quarter and even stronger second quarter. This year, in contrast, operating segment income will be more heavily weighted toward the second half of the year. The second quarter of fiscal 2011 delivered $294 million of adjusted operating segment income versus $195 million in the first quarter.

Reported operating income from continuing operations for the second quarter of fiscal 2011 was $206 million, compared to $269 million in the year-ago period, a decrease of $63 million, or 23%. The decline was primarily driven by higher commodity costs net of pricing (-$54 million), as well as volume declines net of mix improvements, higher MAP spending, unfavorable exchange rates and the impact of commodity mark-to-market, partially offset by savings from corporate and continuous improvement net of inflation. Adjusted operating income from continuing operations was $249 million compared to $296 million in the second quarter of fiscal 2010, a decrease of $47 million, or 16%.

Reported operating income from continuing operations for the first half of fiscal 2011 was $376 million, compared to $581 million in the year-ago period, a decrease of $205 million, or 35%. The decline was primarily the result of no longer receiving contingent sale proceeds from the sale of its tobacco business ($133 million in the year-ago period), as well as higher commodity costs net of pricing (-$96 million), increased investment in MAP and unfavorable exchange rates, partially offset by savings from corporate and continuous improvement net of inflation, a commodity mark-to-market benefit and mix improvement net of volume declines. Adjusted operating income from continuing operations was $428 million, compared to $483 million in the first half of fiscal 2010, a decrease of $55 million, or 11%.

Diluted Earnings Per Share

Reported and adjusted EPS can be summarized as follows:

	Second Quarter		First Half
	2011	2010	2011	2010
Diluted EPS as reported	$1.37	$0.53	$1.65	$0.94
Less:
Gain on sale of discontinued operations	0.84	—	0.97	—
Tax benefit – discontinued operations	0.35	—	0.35	—
Other significant items	(0.13)	0.15	(0.18)	0.17
Contingent sale proceeds	—	0.02	—	0.17

Adjusted EPS*	$0.31	$0.36	$0.51	$0.60
Of which:
Adjusted EPS from continuing operations	0.24	0.27	0.37	0.43
Adjusted EPS from discontinued operations	0.07	0.09	0.14	0.17

*	Amounts are rounded and may not add to the total.

Sara Lee reported a gain on the sale of Household & Body Care discontinued operations of $0.84 in the second quarter and $0.97 in the first half. As a result of entering into an agreement to sell the North American Fresh Bakery operations, Sara Lee is required to record a deferred tax asset and related tax benefit associated with the excess tax over book basis. This tax benefit is $0.35 in the second quarter. Upon the close of the sale of the North American Fresh Bakery business, this benefit will reverse. For more detail on the impact of significant items on diluted EPS, see pages 16-19.

Cash from Operations

Net cash from operating activities was $233 million for the first half of fiscal 2011, compared to $472 million in the prior-year period. The $239 million decline is mainly due to a $112 million increase in inventory balances primarily due to higher commodity input costs, a $55 million decline in adjusted operating income from continuing operations and a $29 million decline in operating cash flow from discontinued operations.

Sara Lee Reports Second Quarter Results – Page 3

Financial and Business Highlights

•

MAP spending increased 2% in the second quarter of fiscal 2011. In the first half MAP increased 10%, driven by greater investment behind the core growth brands, Jimmy Dean and Hillshire Farm, in North American Retail and the launch of innovative new products, such as L’Or EspressO, in International Beverage.

•

In the second quarter, commodity costs (excluding commodity mark-to-market) increased by approximately $127 million, partially offset by approximately $73 million in higher prices, resulting in a net unfavorable commodity cost impact of approximately $54 million. In the first half of fiscal 2011, commodity costs increased by approximately $219 million, partially offset by approximately $123 million in price increases, resulting in a net unfavorable commodity cost impact of $96 million. Included in the above commodity cost increases were currency mark-to-market losses, related to the purchase of commodities in the International Beverage segment, of $2 million in the quarter and $33 million year-to-date.

•

Net interest expense was $21 million in the quarter, compared to $29 million in the year-ago period. In the second quarter the company incurred $25 million of debt extinguishment costs related to the early redemption of debt. This is the final extinguishment charge bringing the full year total to $55 million. The lower interest rate on the new bonds will reduce annual interest expense by approximately $20 million.

•

General corporate expenses declined $18 million to $45 million in the second quarter compared to $63 million in the year-ago period, due to a reduction in information technology costs and lower employee benefit costs.

•	Mark-to-market adjustments from unrealized commodity derivatives amounted to a loss of $2 million in the quarter compared to a gain of $2 million in the second quarter last year.

•

The effective tax rate for continuing operations in the second quarter, on an as reported basis, was 32.7%, compared to (24.4)% in the year-ago quarter. Sara Lee expects the tax rate for continuing operations, excluding significant items, to be between 34% and 35% for fiscal 2011. For further detail on the tax rate, see pages 18 and 19 of this release.

•

Project Accelerate is a company-wide cost savings and productivity initiative focused on outsourcing actions, supply chain efficiencies and organizational simplification. The company has revised Project Accelerate benefits and costs to exclude the North American Fresh Bakery business. Ongoing cumulative benefits realized from the beginning of fiscal 2009 to date are $194 million, of which approximately $50 million are incremental in the first half of fiscal 2011. At the end of fiscal 2011, Sara Lee expects cumulative ongoing benefits of $220 to $240 million. By the end of fiscal 2012, the company expects annualized benefits in continuing operations of $300 to $350 million. The company expects Project Accelerate costs in fiscal 2011 to be approximately $30 to $40 million and minimal charges in fiscal 2012. In total, project charges will amount to approximately $280 million from 2009 to 2012.

•

The company’s global body care and European detergents businesses were sold in December 2010. The company received cash proceeds of $1.6 billion and recognized an after-tax gain of $539 million on the dispositions in the quarter.

Capital Plan Initiatives

In February 2010, Sara Lee Corp. announced a revised capital plan with intent to repurchase between $2.5 and $3.0 billion of stock. The company repurchased $500 million of shares in fiscal year 2010, approximately $800 million of shares to date in fiscal 2011 and intends to repurchase an additional $500 million of stock in the remainder of this fiscal year for a cumulative approximate total of $1.8 billion through the end of fiscal 2011. In conjunction with the planned separation, the board of directors intends to declare a $3.00 per share special dividend on the company’s common stock, the majority of which will be funded with proceeds from the sale of the company’s North American Fresh Bakery business. After payment of the $3.00 special dividend in fiscal 2012, the company will have returned a total of approximately $3.5 billion of capital to its shareholders since the revised capital plan was announced and, at this time, does not expect to continue with further share repurchases after fiscal 2011. The company expects to maintain its quarterly dividend through the completion of the separation process.

Sara Lee Reports Second Quarter Results – Page 4

Management Update

On January 28, 2011, Sara Lee announced that its board of directors appointed Jan Bennink director and executive chairman. Bennink’s primary responsibility is the leadership and implementation of the company’s plan to spin-off the North American businesses and create two separate, publicly-traded companies. In addition, he is responsible for chairing the board of directors and building and maintaining a senior management team Sara Lee also has appointed Marcel Smits as chief executive officer and Mark Garvey as chief financial officer. CJ Fraleigh, who currently serves as Sara Lee’s chief executive officer, North America, will be named chief executive officer of the new North American Retail and Foodservice business upon completion of the spin-off.

Business Performance Review

North American Retail

In the second quarter, the North American Retail segment focused on its core brands and pricing to offset commodity increases. This resulted in 4.5% of sales growth attributed to pricing, versus 2.3% in the first quarter. Net sales increased 1% in the second quarter, on a reported and adjusted basis, to $754 million. Volume declined by 4.9% while sales mix added 2.9%, driven by strength in the key strategic brands Jimmy Dean, Hillshire Farm and Ball Park. Despite taking pricing actions, the segment grew share in six of 12 core categories. Jimmy Dean increased its leading market share in the frozen protein breakfast category by 3.0 points versus last year to 59.8%, while Hillshire Farm smoked sausage increased market share by 0.5 points to 29.6% (IRI share data, 12 week ending December 12, 2010).

This quarter compares to a very strong year-ago period, during which adjusted operating segment income increased significantly with the benefit of lower commodity costs. In the current quarter, the segment reported an adjusted operating margin of 11.6% versus 16.4% last year, which was well above the segment’s trend line of gradual improvement. Operating segment income declined 28% in the second quarter, on a reported and adjusted basis, to $88 million. Despite a favorable sales mix shift into higher margin products, operating segment income declined versus a favorable prior-year period driven by higher commodity costs net of pricing, volume declines, increases in MAP spending behind core brands along with continued investment in infrastructure and systems, particularly the new Kansas City sliced meat plant which will become operational in the third quarter of fiscal 2011.

While pricing lagged significant commodity cost increases in the first half, the second half will benefit from the pricing actions taken in the first half, along with additional actions planned for the third quarter. The segment will also benefit from the timing of key brand and infrastructure investments, both of which were weighted more heavily toward the first half of the year. As a result of active price management, continued focus on cost savings and efficiencies and strong growth prospects, the segment expects to report improved top-line and bottom-line results for fiscal 2011.

North American Foodservice

North American Foodservice segment results continue to be impacted by the loss of two large customer contracts in fiscal 2010: a high-volume, low-margin bakery contract lost in the third quarter and a low-volume, high-margin liquid coffee contract lost in the fourth quarter. The segment reported a 2% decline in net sales in the quarter, on a reported and adjusted basis, to $517 million. However, operating segment income, as reported, increased 29% in the second quarter to $59 million, with the prior year including $15 million of charges primarily for an asset impairment on the write-down of a manufacturing facility. Adjusted operating segment income declined by 2%.

Strong top-line performance in the company’s meats, frozen bakery and liquid coffee categories was offset by volume declines attributed mostly to the bakery contract loss. As a result, segment unit volumes declined 16% but sales mix improved 8%. The segment offset the loss of the high-margin liquid coffee contract and higher commodity costs net of pricing with profitable new business, favorable sales mix and cost control initiatives, resulting in only a slight decline in adjusted operating segment income.

In the second half of fiscal 2011, the segment expects improving overall trends and continued momentum in meats and liquid coffee. The negative impacts of the two large customer contract losses will ease as the segment laps the quarters in which the contracts were lost. Volume improvement combined with the full realization of pricing actions and continued cost savings will drive second half sales growth and full year profit growth.

Sara Lee Reports Second Quarter Results – Page 5

International Beverage

The International Beverage segment continues to push through pricing actions in the face of record increases in green coffee costs. Value-added innovation, such as L’Or EspressO, Douwe Egberts Aromettes and Marcilla Cápsulas Gran Aroma, has helped the segment maintain or grow share in most major markets. In particular, growth in France, Spain, and Brazil demonstrates the success of focused investments behind premium innovation in these countries. L’Or EspressO has sold in excess of 115 million pods since its launch in France in April 2010 and sales are now expanding to other countries (launched in the Netherlands in December). On

November 30, 2010, Sara Lee finalized the acquisition of Damasco, a coffee company in Brazil, which contributed $3 million to net sales in the quarter.

The International Beverage segment increased net sales 2% in the second quarter to $899 million, while adjusted net sales grew 7%. Reported operating segment income declined 36% to $109 million and adjusted operating segment income declined 11% to $142 million. Unit volumes were down 2% and sales mix was up 3%, as high single-digit growth in single-serve, tea and instants, was offset by low single-digit declines in multi-serve and coffee concentrates. In addition, adjusted sales growth was driven by pricing actions implemented to offset increases in green coffee costs. The decline in adjusted operating segment income is mostly attributed to significant commodity cost increases which have outpaced pricing actions.

For the second half of the fiscal year, the business expects to see further improvement in volume and sales mix and anticipates strong top-line growth, driven by the continued roll-out and geographic expansion of successful innovations launched in recent quarters. While the business will continue to increase prices, it does not expect to completely offset increases in commodity costs and adjusted operating segment income is expected to be down in fiscal 2011 as a result of higher commodity costs net of pricing, approximately $10 million of stranded overhead related to the Household & Body Care divestiture and a $30 million unrealized mark-to-market currency gain in fiscal 2010.

International Bakery

Results for the International Bakery segment came in below expectations. Earlier restructuring actions continue to benefit the Spanish bakery business but performance is still impacted by difficult macro-economic and competitive conditions in Spain. The Spanish business is reducing costs, narrowing price gaps to private label and launching innovative new products. Meanwhile, the French refrigerated dough business continues to perform well, reporting volume and sales growth versus last year.

The segment reported a net sales decline of 12% to $185 million and an adjusted net sales decline of 7%. Reported operating segment income was $5 million versus a loss of $1 million in the prior year period, while adjusted operating segment income declined to $5 million from $11 million in the prior year. The declines in net sales and operating segment income were mostly attributed to lower unit volumes, a net reduction in prices and an unfavorable shift in sales mix.

The segment expects strong performance from its refrigerated dough business in the second half of the year and expects adjusted operating segment income to be roughly flat in fiscal 2011, due to the continued challenges in the Spanish fresh bakery market.

Discontinued Operations

The company reported $852 million in net sales from discontinued operations in the second quarter. Operating income from discontinued operations was $26 million in the second quarter. Adjusted operating income from discontinued operations was $67 million in the quarter.

North American Fresh Bakery

The North American Fresh Bakery operations reported a net sales decline of 2%, on a reported and adjusted basis, to $487 million in the second quarter. Operating segment income was $2 million compared to $19 million in the comparable quarter. Adjusted operating segment income was $8 million versus $19 million in the prior year, despite an $11 million benefit from halting depreciation in fiscal 2011 following the reclassification of the

Sara Lee Reports Second Quarter Results – Page 6

segment to discontinued operations. The decline in operating segment income was driven by flat volumes and lower pricing. Prices increased versus the first quarter but still remain below prior-year levels. Input costs continue to rise in the category and the company is preparing further price increases in the back half of the year to offset additional cost increases.

Remaining Household & Body Care

The shoe care business generated solid sales growth driven by strong sales in Africa’s and Europe’s specialty trade, mainly as a result of favorable weather conditions. Adjusted operating income is higher as a result of sales growth and a reduction in SG&A. The insecticides business generated strong sales growth driven by solid performance in Europe and continued growth in Malaysia. Adjusted operating income is higher versus last year due to lower input costs, and reductions in SG&A and MAP spending. The company has now sold or announced the sale of all the material parts of the Household & Body Care operations.

Fiscal 2011 Guidance

Sara Lee is reaffirming its fiscal 2011 guidance, provided on January 28, 2011, for adjusted operating income from continuing operations of $904 to $940 million. At an adjusted EPS from continuing operations level, the company’s guidance of $0.85 to $0.89 is also reaffirmed.

On January 28, 2011 Sara Lee restated guidance to present the results of the North American Fresh Bakery segment as a discontinued operation and to reflect the impact of significant items reported through the first quarter of fiscal 2011. As shown in the table below, guidance has now been updated to reflect all significant items that have occurred through the second quarter of fiscal 2011, but does not reflect any additional significant items that may occur during the remainder of the fiscal year.

Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known. The timing of the close of the remaining Household & Body Care divestitures and the North American Fresh Bakery divestiture can impact guidance.

Sara Lee Reports Second Quarter Results – Page 7

(USD)	Fiscal 2011 Guidance as of 1/28/11 (5)	Updated Fiscal 2011 Guidance as of 2/8/11	Fiscal 2010 (1)
Total diluted EPS	$1.11 – 1.17	$2.17 – 2.23	$0.73
Continuing operations	$0.82 – 0.86	$0.75 – 0.79	$0.89
Discontinued operations	$0.30 – 0.32	$1.42 – 1.44	$(0.16)

Contingent sale proceeds	—	—	$0.19

Total significant items, net (2)	$0.08	$1.14	$(0.57)
Continuing operations	$(0.03)	$(0.10)	$(0.04)
Discontinued operations	$0.12	$1.24	$(0.54)

Impact of 53rd week	—	—	$0.03
Continuing operations	—	—	$0.02
Discontinued operations	—	—	$0.01

Adjusted EPS (2)(3)	$1.03 – 1.09	$1.03 – 1.09	$1.08
Continuing operations	$0.85 – 0.89	$0.85 – 0.89	$0.72
Discontinued operations	$0.18 – 0.20	$0.18 – 0.20	$0.37

Net sales	$11.9 – 12.1 B	$11.9 – 12.1 B	$12.9 B
Continuing operations	$9.0 – 9.1 B	$9.0 – 9.1 B	$8.7 B
Discontinued operations	$2.9 – 3.0 B	$2.9 – 3.0 B	$4.2 B
Total operating income (4)	$1.063 – 1.119 B	$979 – 1,035 MM	$1.169 B
Continuing operations	$895 – 931 MM	$852 – 888 MM	$877 MM
Discontinued operations	$168 – 188 MM	$127 – 147 MM	$292 MM

Contingent sale proceeds	—	—	$133 MM

Total significant items, net (2)	$(21) MM	$(105) MM	$(262) MM
Continuing operations	$(9) MM	$(52) MM	$(150) MM
Discontinued operations	$(12) MM	$(53) MM	$(112) MM

Impact of 53rd week	—	—	$33 MM
Continuing operations	—	—	$19 MM
Discontinued operations	—	—	$14 MM

Adjusted operating income(2)(3)	$1.084 – 1.140B	$1.084 – 1.140B	$1.265 B
Continuing operations	$904 – 940 MM	$904 – 940 MM	$875 MM
Discontinued operations	$180 – 200 MM	$180 – 200 MM	$390 MM
Cash flow from operations (incl. discontinued ops.)	$400 – 500 MM	$400 – 500 MM	$952 MM

Capital expenditures	$400 – 425 MM	$400 – 425 MM	$385 MM

Interest expense, net (continuing operations)	$91 MM	$91 MM	$115 MM
Tax rate, cont. operations, excl. significant items	34% – 35%	34% – 35%	29.6%

Dollar/Euro exchange rate	$1.34	$1.34	$1.39

(1)	Fiscal 2010 had 53 weeks.
(2)	Amounts are rounded and may not add to the total.
(3)	“Adjusted” financial measures are explained on pages 20 and 21 of this report.
(4)	Fiscal 2011 operating income guidance includes a negative impact of $105 million in net significant items reported in the first half, but does not include any additional significant items that may occur during the remainder of the fiscal year.
(5)	Guidance on January 28, 2011 included significant items reported through the first quarter of fiscal 2011.

Sara Lee Reports Second Quarter Results – Page 8

Webcast and Form 10-Q

Sara Lee Corporation’s review of its results for the second quarter will be broadcast live via the Internet today at 9:00 a.m. CST. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10:00 a.m. CST. For people who are unable to listen to the webcast live, a recording will be available on the website two hours following the completion of the webcast until Aug. 8, 2011. Sara Lee Corporation will file a Form 10-Q for the second quarter of fiscal 2011 with the Securities and Exchange Commission on or before February 10, 2011. The Form 10-Q will be available in the Investor Relations section (Financial/SEC Information page) on www.saralee.com.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects and future financial results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “anticipates,” “we are confident,” “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.

Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Sara Lee’s most recent Annual Report on Form 10-K and other SEC Filings, as well as factors relating to:

•

Sara Lee’s spin-off and separation plans and the special dividend announced on Jan. 28, 2011, its regular quarterly dividend and its share repurchase plans, such as (i) unanticipated developments that delay or negatively impact the proposed spin-off and capital plans; (ii) Sara Lee’s ability to obtain an IRS tax ruling and any other customary approvals; (iii) Sara Lee’s ability to generate the anticipated efficiencies and savings from the proposed spin-off; (iv) the impact of the proposed spin-off on Sara Lee’s relationships with its employees, its major customers and vendors and on Sara Lee’s credit ratings and cost of funds; (v) changes in market conditions; (vi) future opportunities that the Board may determine present greater potential value to shareholders than the spin-off, special dividend and share purchase plans; (vii) the inability to complete the sale of Sara Lee’s North American Fresh Bakery business, a condition to the payment of the special dividend; (viii) disruption to Sara Lee’s business operations as a result of the proposed spin-off; (ix) future operating or capital needs that require a more significant outlay of cash than currently anticipated; and (x) the ability of the businesses to operate independently following the completion of the proposed spin-off;

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Walmart, its largest customer, including changes in how such customers manage their suppliers and the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (i) significant competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in the cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response to fluctuations in cost and the impact on Sara Lee’s profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (v) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro; (ii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the U.S. to fund Sara Lee’s domestic operations, share repurchase plans, dividends, debt service and corporate costs; (iii) difficulties and costs associated with complying with U.S. laws and regulations, such as Foreign Corrupt Practices Act, applicable to entities with overseas operations, and different regulatory structures and unexpected changes in regulatory environments overseas, including without limitation potentially negative consequences from changes in anti-competition and tax laws; and (iv) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

Sara Lee Reports Second Quarter Results – Page 9

•

Previous business decisions, such as (i) Sara Lee’s ability to generate margin improvement through cost reduction and efficiency initiatives, including Project Accelerate and the outsourcing of significant portions of our financial transaction processing, global IT, and global indirect procurement activities; (ii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (iii) credit ratings issued by the three major credit rating agencies, the impact of Sara Lee’s capital plans and targets on such credit ratings and the impact these ratings and changes in these ratings may have on Sara Lee’s cost to borrow funds, access to capital/debt markets, and ability to complete the planned share repurchase; (iv) Sara Lee’s plan to repurchase a significant amount of its common stock and the impact of such repurchases on its earnings, cash flow and credit ratings; (v) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (vi) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, Sara Lee’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food and beverage brands, including Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Sara Lee and Senseo. Collectively, our brands generate nearly $9 billion in annual net sales from continuing operations. Sara Lee has approximately 20,000 employees in its continuing operations worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Second Quarter Results – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Six Months ended January 1, 2011 and December 26, 2009

(In millions, except per share data - Unaudited)

	Quarter ended		Six Months ended
	January 1, 2011	December 26, 2009	January 1, 2011	December 26, 2009
Continuing operations
Net sales	$2,349	$2,359	$4,408	$4,406

Cost of sales	1,552	1,491	2,943	2,825
Selling, general and administrative expenses	552	567	1,046	1,089
Net charges for exit activities, asset and business dispositions	39	15	43	27
Impairment charges	—	17	—	17
Contingent sale proceeds	—	—	—	(133)

Operating income	206	269	376	581
Interest expense	28	35	62	68
Interest income	(7)	(6)	(13)	(12)
Debt extinguishment costs	25	—	55	—

Income from continuing operations before income taxes	160	240	272	525
Income tax expense (benefit)	53	(58)	95	43

Income from continuing operations	107	298	177	482

Discontinued operations:
Income from discontinued operations, net of tax expense (benefit) of $(211),$(3), $(191) and $(29)	236	78	271	181
Gain on sale of discontinued operations, net of tax expense of $364, nil, $530 and nil	539	—	628	—

Net income from discontinued operations	775	78	899	181

Net income	882	376	1,076	663

Less: Income from noncontrolling interests, net of tax
Discontinued operations	2	5	4	8

Net income attributable to Sara Lee	$880	$371	$1,072	$655

Amounts attributable to Sara Lee:
Net income from continuing operations	$107	$298	$177	$482
Net income from discontinued operations	773	73	895	173

Earnings per share of common stock:
Basic
Income from continuing operations	$0.17	$0.43	$0.27	$0.69
Net income	$1.38	$0.53	$1.66	$0.94
Average shares outstanding	638	699	646	698

Diluted
Income from continuing operations	$0.17	$0.43	$0.27	$0.69
Net income	$1.37	$0.53	$1.65	$0.94
Average shares outstanding	642	701	649	700

Cash dividends declared per share of common stock	$0.115	$0.11	$0.115	$0.11

Sara Lee Reports Second Quarter Results – Page 11

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at January 1, 2011 and July 3, 2010

(In millions - Unaudited)

	January 1, 2011	July 3, 2010
Assets
Cash and equivalents	$2,151	$955
Trade accounts receivable, less allowances	1,050	1,047
Inventories
Finished goods	423	397
Work in process	26	31
Materials and supplies	445	284

	894	712

Current deferred income taxes	423	241
Other current assets	245	364
Assets held for sale	311	461

Total current assets	5,074	3,780
Property, net of accumulated depreciation of $2,430 and $2,330, respectively	1,692	1,672
Trademarks and other identifiable intangibles, net	278	254
Goodwill	993	974
Deferred income taxes	184	225
Other noncurrent assets	168	150
Noncurrent assets held for sale	1,253	1,781

	$9,642	$8,836

Liabilities and Equity
Notes payable	$312	$47
Accounts payable	783	912
Income taxes payable and current deferred taxes	15	8
Other accrued liabilities	1,446	1,179
Current maturities of long-term debt	38	2
Liabilities held for sale	340	436

Total current liabilities	2,934	2,584
Long-term debt	2,328	2,627
Pension obligation	396	448
Deferred income taxes	716	492
Other liabilities	814	762
Noncurrent liabilities held for sale	389	408
Equity
Sara Lee common stockholders’ equity	2,038	1,487
Noncontrolling interest	27	28

Total Equity	2,065	1,515

	$9,642	$8,836

Sara Lee Reports Second Quarter Results – Page 12

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months Ended January 1, 2011 and December 26, 2009

(In millions - Unaudited)

	Six Months ended
	January 1, 2011	December 26, 2009
Operating activities -
Net income	$1,076	$663
Less: Cash received from contingent sale proceeds	—	(133)

Adjustments to reconcile net income to net cash from operating activities:
Depreciation	155	181
Amortization	42	48
Impairment charges	—	17
Net (gain) loss on business dispositions	(1,158)	9
Pension contributions, net of expense	(6)	25
Increase in deferred income taxes for unremitted earnings	251	—
Tax benefit on Fresh Bakery disposition	(227)	—
Debt extinguishment costs	55	—
Other	(19)	(20)
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	8	(108)
Inventories	(115)	(3)
Other current assets	(60)	50
Accounts payable	16	(43)
Accrued liabilities	(12)	(36)
Accrued taxes	227	(178)

Net cash from operating activities	233	472

Investment activities -
Purchases of property and equipment	(151)	(142)
Purchases of software and other intangibles	(11)	(11)
Acquisition of businesses and investments	(31)	—
Dispositions of businesses and investments	1,988	(1)
Cash received from contingent sale proceeds	—	133
Cash received from derivative transactions	36	75
Sales of assets	9	9

Net cash received from investment activities	1,840	63

Financing activities -
Issuances of common stock	2	—
Purchases of common stock	(645)	—
Borrowings of other debt	935	32
Repayments of other debt	(1,278)	(48)
Net change in financing with less than 90-day maturities	216	1
Payments of dividends	(217)	(154)

Net cash used in financing activities	(987)	(169)

Effect of changes in foreign exchange rates on cash	110	25

Increase (decrease) in cash and equivalents	1,196	391
Add: Cash balances of discontinued operations at beginning of year	—	8
Less: Cash balances of discontinued operations at end of period	—	(19)
Cash and equivalents at beginning of year	955	951

Cash and equivalents at end of quarter	$2,151	$1,331

Supplemental cash flow data:

Cash paid for restructuring actions	$51	$62
Cash contributions to pension plans	34	43
Cash paid for income taxes	183	192

Sara Lee Reports Second Quarter Results – Page 13

Sara Lee Corporation and Subsidiaries

Segment Analysis - as reported

(in millions - Unaudited)

	Quarter ended				Six Months ended
	Jan. 1,	Dec. 26,	Change		Jan. 1,	Dec. 26,	Change
	2011	2009	Dollars	%	2011	2009	Dollars	%
Continuing Operations:

Net sales:

North American Retail	$754	$745	$9	1.2%	$1,461	$1,404	$57	4.1%
North American Foodservice	517	529	(12)	(2.4)	962	986	(24)	(2.5)
International Beverage	899	884	15	1.8	1,627	1,618	9	0.6
International Bakery	185	211	(26)	(12.2)	371	415	(44)	(10.6)
Intersegment	(6)	(10)	4		(13)	(17)	4

Total net sales	$2,349	$2,359	$(10)	(0.4)%	$4,408	$4,406	$2	0.1%

Operating income (loss):

North American Retail	$88	$122	$(34)	(28.2)%	$151	$202	$(51)	(25.2)%
North American Foodservice	59	45	14	29.1	88	83	5	5.3
International Beverage	109	172	(63)	(36.4)	199	295	(96)	(32.5)
International Bakery	5	(1)	6	NM	13	5	8	NM

Operating segment income	261	338	(77)	(22.9)	451	585	(134)	(22.8)
General corporate expenses	(45)	(63)	18		(70)	(122)	52
Mark-to-market derivative gain/(loss)	(2)	2	(4)		11	1	10
Amortization	(8)	(8)	—		(16)	(16)	—
Contingent sale proceeds	—	—	—		—	133	(133)

Total operating income	$206	$269	$(63)	(23.5)%	$376	$581	$(205)	(35.2)%

Operating Margin:

North American Retail	11.6%	16.4%		(4.8)%	10.3%	14.4%		(4.1)%
North American Foodservice	11.4	8.6		2.8	9.2	8.5		0.7
International Beverage	12.1	19.4		(7.3)	12.2	18.2		(6.0)
International Bakery	2.8	(0.5)		3.3	3.6	1.1		2.5

Total Sara Lee	8.8%	11.4%		(2.6)%	8.5%	13.2%		(4.7)%

Discontinued Operations:

Net sales	$852	$1,064	$(212)	(19.9)%	$1,776	$2,126	$(350)	(16.5)%
Operating segment income	24	82	(58)	(70.3)	84	168	(84)	(50.4)
Operating income	26	77	(51)	(66.2)	83	156	(73)	(47.2)
Operating margin	2.8%	7.7%		(4.9)%	4.7%	7.9%		(3.2)%

Sara Lee Reports Second Quarter Results – Page 14

Sara Lee Corporation and Subsidiaries

Segment Analysis - as adjusted

(in millions - Unaudited)

	Quarter ended				Six Months ended
	Jan. 1,	Dec. 26,	Change		Jan. 1,	Dec. 26,	Change
	2011	2009	Dollars	%	2011	2009	Dollars	%
Continuing Operations:

Adjusted net sales:

North American Retail	$754	$745	$9	1.2%	$1,461	$1,404	$57	4.1%
North American Foodservice	517	530	(13)	(2.4)	962	987	(25)	(2.6)
International Beverage	896	840	56	6.7	1,624	1,536	88	5.8
International Bakery	185	199	(14)	(7.2)	371	390	(19)	(5.0)
Intersegment	(6)	(10)	4		(13)	(17)	4

Adjusted net sales	$2,346	$2,304	$42	1.8%	$4,405	$4,300	$105	2.4%

Adjusted operating income (loss):

North American Retail	$88	$122	$(34)	(28.2)%	$152	$205	$(53)	(26.1)%
North American Foodservice	59	60	(1)	(1.8)	90	98	(8)	(9.0)
International Beverage	142	160	(18)	(11.1)	234	276	(42)	(14.9)
International Bakery	5	11	(6)	(55.8)	13	23	(10)	(41.4)

Adjusted operating segment income	294	353	(59)	(16.9)	489	602	(113)	(18.8)

General corporate expenses	(35)	(51)	16		(56)	(104)	48
Mark-to-market derivative gain/(loss)	(2)	2	(4)		11	1	10
Amortization	(8)	(8)	—		(16)	(16)	—

Adjusted operating income	$249	$296	$(47)	(16.1)%	$428	$483	$(55)	(11.4)%

Adjusted Operating Margin:

North American Retail	11.6%	16.4%		(4.8)%	10.4%	14.6%		(4.2)%
North American Foodservice	11.4	11.3		0.1	9.3	10.0		(0.7)
International Beverage	15.8	19.0		(3.2)	14.4	17.9		(3.5)
International Bakery	2.7	5.7		(3.0)	3.6	5.9		(2.3)

Total Sara Lee	10.6%	12.9%		(2.3)%	9.7%	11.2%		(1.5)%

Discontinued Operations:

Adjusted net sales	$852	$850	$2	0.2%	$1,776	$1,800	$(24)	(1.3)%
Adjusted operating segment income	65	71	(6)	(5.2)	137	152	(15)	(8.6)
Adjusted operating income	67	66	1	3.1	136	140	(4)	(1.6)
Adjusted operating margin	7.8%	8.3%		(0.5)%	7.8%	8.4%		(0.6)%

*	Adjusted net sales, adjusted operating income, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 15

Sara Lee Corporation and Subsidiaries

Net Sales Bridge

For the Second Quarter and First Six Months ended January 1, 2011

(Unaudited)

The following table illustrates the components of the change in net sales versus the prior year for each of the four reported business segments.

Second Quarter ended January 1, 2011

	Unit Volume	+	Mix	+	Price	+	Other	=	Adjusted Net Sales* Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail (1)	(4.9)%		2.9%		4.5%		(1.3)%		1.2%		0.0%		0.0%		1.2%

North American Foodservice	(16.3)		8.0		5.4		0.5		(2.4)		0.0		0.0		(2.4)

International Beverage	(1.5)		3.1		1.9		3.2		6.7		0.4		(5.3)		1.8

International Bakery	(2.0)		(2.0)		(3.2)		0.0		(7.2)		0.0		(5.0)		(12.2)

Total Continuing Business (1)	(5.8)%		3.6%		3.1%		0.9%		1.8%		0.2%		(2.4)%		(0.4)%

First Six Months ended January 1, 2011

	Unit Volume	+	Mix	+	Price	+	Other	=	Adjusted Net Sales* Change	+	Acq./ Disp.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail (1)	(0.7)%		2.5%		3.7%		(1.4)%		4.1%		0.0%		0.0%		4.1%

North American Foodservice	(16.9)		8.3		4.9		1.1		(2.6)		0.0		0.1		(2.5)

International Beverage	0.0		1.5		2.1		2.2		5.8		0.2		(5.4)		0.6

International Bakery	(2.8)		(0.3)		(3.0)		1.1		(5.0)		0.0		(5.6)		(10.6)

Total Continuing Business (1)	(4.1)%		3.0%		2.8%		0.7%		2.4%		0.1%		(2.4)%		0.1%

*	Adjusted net sales is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/dispositions. See pages 20 and 21 for a detailed explanation of this and other non-GAAP measures in this release.
(1)	Volume data excludes the impact of commodity hog volumes as the corporation has exited nearly all of its commodity hog contracts.

Sara Lee Reports Second Quarter Results – Page 16

Sara Lee Corporation and Subsidiaries

Significant Items Analysis

(Unaudited)

	Quarter ended Jan. 1, 2011			Quarter ended Dec. 26, 2009
(In millions except per share data)	Pretax Impact	Net Income	Diluted EPS Impact (1)	Pretax Impact	Net Income	Diluted EPS Impact (1)

Continuing Operations:

Business outsourcing costs	$(2)	$(2)	—	$(5)	$(4)	$(0.01)
Severance	—	—	—	(1)	—	—
Lease exit costs	—	—	—	(5)	(3)	—
Business disposition costs	(2)	(1)	—	(9)	(6)	(0.01)

Total Project Accelerate	(4)	(3)	—	(20)	(13)	(0.02)

International stranded overhead - severance	(39)	(29)	(0.04)	—	—	—

Impairment charges	—	—	—	(17)	(11)	(0.02)

Debt extinguishment costs	(25)	(16)	(0.02)	—	—	—

Impact of significant items on income from continuing operations before income taxes	(68)	(48)	(0.07)	(37)	(24)	(0.03)

UK net operating loss utilization	—	—	—	—	6	0.01
Tax audit settlement/reserve adjustments	—	2	—	—	93	0.14
Tax valuation allowance adjustment	—	—	—	—	20	0.03

Impact of significant items on income from continuing operations	(68)	(46)	(0.07)	(37)	95	0.14

Discontinued operations:
Professional fees/other	(5)	(4)	(0.01)	(11)	(10)	(0.01)
Exit activities	(34)	(24)	(0.04)	—	—	—
Accelerated depreciation	(1)	(1)	—	—	—	—
Pension curtailment loss	(1)	—	—	(11)	(9)	(0.01)
Gain on the sale of discontinued operations	903	539	0.84	—	—	—
Tax basis difference - Fresh Bakery	—	227	0.35	—	—	—
Tax basis difference - H&BC	—	(4)	(0.01)	—	—	—
Tax audit settlement	—	—	—	—	(6)	(0.01)
Capital loss carryforward utilization	—	—	—	—	27	0.04
Valuation allowance adjustment	—	(2)	—	—	6	0.01
Tax on unremitted earnings	—	(1)	—	—	—	—

Impact of significant items on income from discontinued operations	862	730	1.13	(22)	8	0.01

Impact of significant items on net income	$794	$684	$1.06	$(59)	$103	$0.15

Impact of significant items on income from continuing operations before income taxes

Selling, general and administrative expenses	$(4)			$(5)
Exit and business dispositions	(39)			(15)
Impairment charges	—			(17)
Debt extinguishment costs	(25)			—

Total	$(68)			$(37)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Reports Second Quarter Results – Page 17

Sara Lee Corporation and Subsidiaries

Significant Items Analysis

(Unaudited)

	Six Months ended Jan. 1, 2011			Six Months ended Dec. 26, 2009
(In millions except per share data)	Pretax Impact	Net Income	Diluted EPS Impact (1)	Pretax Impact	Net Income	Diluted EPS Impact (1)

Continuing Operations:

Business outsourcing costs	$(5)	$(4)	(0.01)	$(10)	$(7)	(0.01)
Severance	(4)	(2)	—	(13)	(9)	(0.01)
Lease exit costs	—	—	—	(5)	(3)	—
Business disposition costs	(2)	(1)	—	(9)	(6)	(0.01)
Accelerated depreciation	(2)	(1)	—	—	—	—

Total Project Accelerate	(13)	(8)	(0.02)	(37)	(25)	(0.03)

International stranded overhead - severance	(39)	(29)	(0.04)	—	—	—

Impairment charges	—	—	—	(17)	(11)	(0.02)

Debt extinguishment costs	(55)	(35)	(0.05)	—	—	—

Impact of significant items on income from continuing operations before income taxes	(107)	(72)	(0.11)	(54)	(36)	(0.05)

UK net operating loss utilization	—	—	—	—	12	0.02
Tax audit settlement/reserve adjustments	—	6	0.01	—	94	0.14
Tax valuation allowance adjustment	—	—	—	—	(5)	(0.01)

Impact of significant items on income from continuing operations	(107)	(66)	(0.10)	(54)	65	0.09

Discontinued operations:
Professional fees/other	(9)	(7)	(0.01)	(15)	(13)	(0.02)
Exit activities	(42)	(30)	(0.05)	(1)	—	—
Accelerated depreciation	(1)	(1)	—	—	—	—
Pension curtailment loss	(1)	—	—	(11)	(9)	(0.01)
Pension partial withdrawal liability charge	—	—	—	(7)	(5)	(0.01)
Gain on the sale of discontinued operations	1,158	628	0.97	—	—	—
Tax basis difference - Fresh Bakery	—	227	0.35	—	—	—
Tax basis difference - H&BC	—	(2)	—	—	11	0.02
Tax audit settlement	—	—	—	—	(6)	(0.01)
Capital loss carryforward utilization	—	—	—	—	27	0.04
Valuation allowance adjustment	—	(2)	—	—	53	0.08
Tax on unremitted earnings	—	(6)	(0.01)	—	(5)	(0.01)

Impact of significant items on income from discontinued operations	1,105	807	1.24	(34)	53	0.08

Impact of significant items on net income	$998	$741	$1.14	$(88)	$118	$0.17

Impact of significant items on income from continuing operations before income taxes

Cost of sales	$(2)			$—
Selling, general and administrative expenses	(7)			(10)
Exit and business dispositions	(43)			(27)
Impairment charges	—			(17)
Debt extinguishment costs	(55)			—

Total	$(107)			$(54)

Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

Sara Lee Reports Second Quarter Results – Page 18

Sara Lee Corporation and Subsidiaries

Reconciliation of as Reported to Adjusted

Quarter ended January 1, 2011 and December 26, 2009

Amounts in millions, except per share data

(Unaudited)

	Quarter ended January 1, 2011				Quarter ended December 26, 2009
		Impact of Significant Items				Impact of Significant Items		Contingent
	As	Continuing	Discontinued		As	Continuing	Discontinued	Sale
	Reported	Operations	Operations	Adjusted (1)	Reported	Operations	Operations	Proceeds	Adjusted (1)

Continuing operations:

Income from continuing operations before income taxes	$160	$(68)	$—	$228	$240	$(37)	$—	$—	$277

Income tax (benefit) expense	53	(22)	—	75	(58)	(132)	—	(14)	88

Income from continuing operations	107	(46)	—	153	298	95	—	14	189

Discontinued operations:
Income from discontinued operations, net of tax	236	—	191	45	78	—	8	—	70

Gain on sale of discontinued operations, net of tax	539	—	539	—	—	—	—	—	—

Net income from discontinued operations	775	—	730	45	78	—	8	—	70

Net income	882	(46)	730	198	376	95	8	14	259

Less: Income from noncontrolling interests, net of tax
Discontinued operations	2	—	—	2	5	—	—	—	5

Net income attributable to Sara Lee	$880	$(46)	$730	$196	$371	$95	$8	$14	$254

Amounts attributable to Sara Lee:
Net income from continuing operations	$107	$(46)	$—	$153	$298	$95	$—	$14	$189
Net income from discontinued operations	773	—	730	43	73	—	8	—	65

Earnings per share of common stock:
Diluted
Income from continuing operations	$0.17	$(0.07)	$—	$0.24	$0.43	$0.14	$—	$0.02	$0.27
Net income	$1.37	$(0.07)	$1.13	$0.31	$0.53	$0.14	$0.01	$0.02	$0.36

Effective tax rate - continuing operations	32.7%			32.7%	(24.4)%				31.0%

(1)	Represents a non-GAAP financial measure. See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures.

Sara Lee Reports Second Quarter Results – Page 19

Sara Lee Corporation and Subsidiaries

Reconciliation of as Reported to Adjusted

Six Months ended January 1, 2011 and December 26, 2009

Amounts in millions, except per share data

(Unaudited)

	Six Months ended January 1, 2011				Six Months ended December 26, 2009
		Impact of Significant Items				Impact of Significant Items		Contingent
	As	Continuing	Discontinued		As	Continuing	Discontinued	Sale
	Reported	Operations	Operations	Adjusted (1)	Reported	Operations	Operations	Proceeds	Adjusted (1)

Continuing operations:

Income from continuing operations before income taxes	$272	$(107)	$—	$379	$525	$(54)	$—	$133	$446

Income tax (benefit) expense	95	(41)	—	136	43	(119)	—	16	146

Income from continuing operations	177	(66)	—	243	482	65	—	117	300

Discontinued operations:
Income from discontinued operations, net of tax	271	—	179	92	181	—	53	—	128

Gain on sale of discontinued operations, net of tax	628	—	628	—	—	—	—	—	—

Net income from discontinued operations	899	—	807	92	181	—	53	—	128

Net income	1,076	(66)	807	335	663	65	53	117	428

Less: Income from noncontrolling interests, net of tax
Discontinued operations	4	—	—	4	8	—	—	—	8

Net income attributable to Sara Lee	$1,072	$(66)	$807	$331	$655	$65	$53	$117	$420

Amounts attributable to Sara Lee:
Net income from continuing operations	$177	$(66)	$—	$243	$482	$65	$—	$117	$300
Net income from discontinued operations	895	—	807	88	173	—	53	—	120

Earnings per share of common stock:
Diluted
Income from continuing operations	$0.27	$(0.10)	$—	$0.37	$0.69	$0.09	$—	$0.17	$0.43
Net income	$1.65	$(0.10)	$1.24	$0.51	$0.94	$0.09	$0.08	$0.17	$0.60

Effective tax rate - continuing operations	34.8%			35.7%	8.2%				32.6%

(1)	Represents a non-GAAP financial measure. See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures.

Sara Lee Reports Second Quarter Results – Page 20

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation program and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; benefit plan curtailment gains (losses); debt extinguishment costs; tax charge on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee received cash payments annually so long as tobacco continued to be a legal product in the specified countries. Our last cash payment was received on July 15, 2009. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

“Impact of 53rd week” is the financial impact to Sara Lee, in terms of additional sales, expense or income, resulting from fiscal 2010 having 53 weeks as compared to 52 weeks in the comparable fiscal years.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, the receipt of contingent sale proceeds, the impact of acquisitions and dispositions, the impact of the 53rd week and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and the impact of the contingent sale proceeds. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining achievement of incentive compensation. Two of the three performance measures under Sara Lee’s annual incentive plan are net sales and operating income, which are the reported amounts as adjusted for significant items and possibly other items. Operating income, as adjusted for significant items, also may be used as a component of Sara Lee’s long-term incentive plans. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Sara Lee Reports Second Quarter Results – Page 21

Management also has received inquiries from investors seeking to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the tables “Reconciliation of as Reported to Adjusted” for each fiscal period includes certain non-GAAP financial measures, and is intended to help investors better understand Sara Lee’s effective tax rate.

The following is an explanation of the non-GAAP financial measures presented in this release.

In the “Reconciliation of as Reported to Adjusted” tables on pages 18 and 19, each item in the “Adjusted” column of that table equals the indicated financial measure computed in accordance with GAAP less the impact of both significant items and contingent sale proceeds recognized in the fiscal period presented.

“Adjusted EPS” excludes from diluted EPS, as reported, for total Sara Lee, for continuing operations or for discontinued operations, as indicated, the per share impact of significant items and contingent sale proceeds, and the per share impact of the 53rd week recognized in the fiscal period presented. The line item title or the context of its use in this release and in other communications indicates whether “Adjusted EPS” refers to total Adjusted EPS for all of Sara Lee, Adjusted EPS from continuing operations or Adjusted EPS from discontinued operations.

“Adjusted net sales” for continuing operations or discontinued operations, as indicated, excludes from applicable net sales the impact of businesses acquired or divested after the start of the fiscal period and the impact of the 53rd week, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted operating income” for continuing operations or discontinued operations, as indicated, excludes from applicable operating income the impact of significant items and contingent sale proceeds, if any, the impact of the 53rd week and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted operating margin” for continuing operations, a specified business segment or discontinued operations, as indicated, is a non-GAAP financial measure that equals adjusted operating income for the applicable portion of the business divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for continuing operations) or adjusted operating segment income for a business segment or discontinued operations divided by adjusted net sales for that business segment or discontinued operation (in the case of computing adjusted operating margin for a specific business segment or discontinued operations).

“Adjusted operating segment income” for continuing operations, a specified business segment or discontinued operations, as indicated, excludes from the operating segment income from continuing operations, of a specified business segment or from discontinued operations the impact of significant items and the impact of the 53rd week recognized by that portion of the business during the fiscal period and businesses acquired or divested after the start of the fiscal period, and also presents fiscal 2010 results at fiscal 2011 currency exchange rates.

“Adjusted income or adjusted net income” for continuing operations, discontinued operations or total Sara Lee, as indicated in this release, excludes from applicable net income the after tax impact of significant items, contingent sale proceeds and the after tax impact of the 53rd week, if any. The amount does not include any adjustment for businesses acquired or divested after the start of the fiscal period and presents each fiscal year’s results at that fiscal year’s currency exchange rates.

Sara Lee Reports Second Quarter Results – Page 22

Sara Lee Corporation and Subsidiaries

Operating Results by Business Segment*

(in millions - Unaudited)

	Second Quarter				First Six Months
			Dollar	Percent			Dollar	Percent
	2011	2010	Change	Change	2011	2010	Change	Change
North American Retail
Net sales	$754	$745	$9	1.2%	$1,461	$1,404	$57	4.1%

Adjusted net sales*	$754	$745	$9	1.2%	$1,461	$1,404	$57	4.1%

Operating segment income	$88	$122	$(34)	(28.2)%	$151	$202	$(51)	(25.2)%

Operating margin %	11.6%	16.4%		(4.8)%	10.3%	14.4%		(4.1)%

Increase/(decrease) in operating segment income from:
Project Accelerate charges	$—	$—	$—		$(1)	$(3)	$2

Adjusted operating segment income*	$88	$122	$(34)	(28.2)%	$152	$205	$(53)	(26.1)%

Adjusted operating margin %*	11.6%	16.4%		(4.8)%	10.4%	14.6%		(4.2)%

North American Foodservice
Net sales	$517	$529	$(12)	(2.4)%	$962	$986	$(24)	(2.5)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(1)	$1

Adjusted net sales*	$517	$530	$(13)	(2.4)%	$962	$987	$(25)	(2.6)%

Operating segment income	$59	$45	$14	29.1%	$88	$83	$5	5.3%

Operating margin %	11.4%	8.6%		2.8%	9.2%	8.5%		0.7%

Increase/(decrease) in operating segment income from:

Project Accelerate charges	$—	$(2)	$2		$—	$(2)	$2

Impairment charges	—	(13)	13		—	(13)	13
Accelerated depreciation	—	—	—		(2)	—	(2)

Adjusted operating segment income*	$59	$60	$(1)	(1.8)%	$90	$98	$(8)	(9.0)%

Adjusted operating margin %*	11.4%	11.3%		0.1%	9.3%	10.0%		(0.7)%

International Beverage
Net sales	$899	$884	$15	1.8%	$1,627	$1,618	$9	0.6%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$44	$(44)		$—	$82	$(82)

Acquisition	3	—	3		3	—	3

Adjusted net sales*	$896	$840	$56	6.7%	$1,624	$1,536	$88	5.8%

Operating segment income	$109	$172	$(63)	(36.4)%	$199	$295	$(96)	(32.5)%

Operating margin %	12.1%	19.4%		(7.3)%	12.2%	18.2%		(6.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$10	$(10)		$—	$19	$(19)
Project Accelerate charges	—	2	(2)		(2)	—	(2)
International stranded overhead – severance	(33)	—	(33)		(33)	—	(33)

Adjusted operating segment income*	$142	$160	$(18)	(11.1)%	$234	$276	$(42)	(14.9)%

Adjusted operating margin %*	15.8%	19.0%		(3.2)%	14.4%	17.9%		(3.5)%

International Bakery
Net sales	$185	$211	$(26)	(12.2)%	$371	$415	$(44)	(10.6)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$12	$(12)		$—	$25	$(25)

Adjusted net sales*	$185	$199	$(14)	(7.2)%	$371	$390	$(19)	(5.0)%

Operating segment income	$5	$(1)	$6	NM	$13	$5	$8	NM

Operating margin %	2.8%	(0.5)%		3.3%	3.6%	1.1%		2.5%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$2	$(2)
Project Accelerate charges	—	(9)	9		—	(16)	16
Impairment charge	—	(4)	4		—	(4)	4

Adjusted operating segment income*	$5	$11	$(6)	(55.8)%	$13	$23	$(10)	(41.4)%

Adjusted operating margin %*	2.7%	5.7%		(3.0)%	3.6%	5.9%		(2.3)%

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 23

Sara Lee Corporation and Subsidiaries

Operating Results by Business Segment*

(in millions - Unaudited)

	Second Quarter				First Six Months
	2011	2010	Dollar Change	Percent Change	2011	2010	Dollar Change	Percent Change

Total Sara Lee - Continuing Operations
Net sales - total operating segments	$2,355	$2,369	$(14)		$4,421	$4,423	$(2)
Intersegment	(6)	(10)	4		(13)	(17)	4

Net sales	$2,349	$2,359	$(10)	(0.4)%	$4,408	$4,406	$2	0.1%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$55	$(55)		$—	$106	$(106)

Acquisition	3	—	3		3	—	3

Adjusted net sales*	$2,346	$2,304	$42	1.8%	$4,405	$4,300	$105	2.4%

Total operating segment income	$261	$338	$(77)	(22.9)%	$451	$585	$(134)	(22.8)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$11	$(11)		$—	$21	$(21)
Project Accelerate charges	—	(9)	9		(3)	(21)	18
International stranded overhead - severance	(33)	—	(33)		(33)	—	(33)
Accelerated depreciation	—	—	—		(2)	—	(2)
Impairment charges	—	(17)	17		—	(17)	17

Total adjusted operating segment income*	$294	$353	$(59)	(16.9)%	$489	$602	$(113)	(18.8)%

Total operating segment income	$261	$338	$(77)	(22.9)%	$451	$585	$(134)	(22.8)%

General corporate expenses	(45)	(63)	18		(70)	(122)	52
Mark-to-market derivative gains (losses)	(2)	2	(4)		11	1	10
Amortization of trademarks and other intangibles	(8)	(8)	—		(16)	(16)	—
Contingent sales proceeds	—	—	—		—	133	(133)

Operating income	$206	$269	$(63)	(23.5)%	$376	$581	$(205)	(35.2)%

Operating margin %	8.8%	11.4%		(2.6)%	8.5%	13.2%		(4.7)%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$—	$133	$(133)
Changes in foreign currency exchange rates	—	10	(10)		—	19	(19)
Project Accelerate charges	(4)	(20)	16		(11)	(37)	26
International stranded overhead - severance	(39)	—	(39)		(39)	—	(39)
Accelerated depreciation	—	—	—		(2)	—	(2)
Impairment charges	—	(17)	17		—	(17)	17

Adjusted operating income*	$249	$296	$(47)	(16.1)%	$428	$483	$(55)	(11.4)%

Adjusted operating margin %*	10.6%	12.9%		(2.3)%	9.7%	11.2%		(1.5)%

*	Adjusted net sales, adjusted operating income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 24

Sara Lee Corporation and Subsidiaries

Operating Results For Discontinued Operations

(in millions - Unaudited)

North American Fresh Bakery Operations

	Second Quarter				First Six Months
	2011	2010	Dollar Change	Percent Change	2011	2010	Dollar Change	Percent Change
Net sales	$487	$499	$(12)	(2.4)%	$1,003	$1,040	$(37)	(3.5)%

Adjusted net sales*	$487	$499	$(12)	(2.4)%	$1,003	$1,040	$(37)	(3.5)%

Operating segment income	$2	$19	$(17)	(88.6)%	$4	$36	$(32)	(89.0)%

Operating margin %	0.4%	3.7%		(3.3)%	0.4%	3.4%		(3.0)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	—	—	—		(1)	(1)	—
Professional fees/Other	(1)	—	(1)		(1)	—	(1)
Pension curtailment loss	(5)	—	(5)		(5)	—	(5)
Pension partial withdrawal liability charge	—	—	—		—	(7)	7

Adjusted operating segment income*	$8	$19	$(11)	(53.7)%	$11	$44	$(33)	(74.2)%

Adjusted operating margin %*	1.7%	3.7%		(2.0)%	1.1%	4.2%		(3.1)%

Operating segment income	$2	$19	$(17)	(88.6)%	$4	$36	$(32)	(89.0)%

Amortization expense	(1)	(4)	3		(4)	(7)	3
Mark-to-market derivative gains and losses/Other	1	(2)	3		(1)	(3)	2
Adjustment for noncontrolling interests	2	1	1		4	2	2

Operating income	$4	$14	$(10)	(72.2)%	$3	$28	$(25)	(91.8)%

Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—
Exit activities and business dispositions	—	—	—		(1)	(1)	—
Professional fees/Other	(1)	—	(1)		(1)	—	(1)
Pension curtailment loss	(5)	—	(5)		(5)	—	(5)
Pension partial withdrawal liability charge	—	—	—		—	(7)	7

Adjusted operating income	$10	$14	$(4)	(28.8)%	$10	$36	$(26)	(73.6)%

Operating income	$4	$14	$(10)	(72.2)%	$3	$28	$(25)	(91.8)%
Interest income (expense)	(2)	(3)	1		(4)	(5)	1

Income before income taxes	2	11	(9)		(1)	23	(24)
Income taxes expense (benefit)	(228)	4	(232)		(229)	9	(238)

Income from discontinued operations	230	7	223	NM	228	14	214	NM

Adjustment for noncontrolling interests	(2)	(1)	(1)		(4)	(2)	(2)

Income from discontinued operations attributable to Sara Lee	228	6	222	NM	224	12	212	NM

Gain on sale of discontinued operations, net of tax	—	—	—		—	—	—

Net income from discontinued operations attributable to Sara Lee	$228	$6	$222	NM	$224	$12	$212	NM

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 25

Sara Lee Corporation and Subsidiaries

Operating Results For Discontinued Operations

(in millions - Unaudited)

International Household and Body Care Businesses

	Second Quarter				First Six Months
	2011	2010	Dollar Change	Percent Change	2011	2010	Dollar Change	Percent Change
Net sales	$365	$565	$(200)	(35.5)%	$773	$1,086	$(313)	(28.9)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$11	$(11)		$—	$31	$(31)

Disposition	—	203	(203)		—	295	(295)

Adjusted net sales*	$365	$351	$14	3.9%	$773	$760	$13	1.7%

Operating segment income	$22	$63	$(41)	(65.0)%	$80	$132	$(52)	(39.9)%

Operating margin %	6.1%	11.2%		(5.1)%	10.3%	12.2%		(1.9)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$4	$(4)
Exit activities and business dispositions	(34)	—	(34)		(41)	—	(41)
Professional fees/Other	(4)	(11)	7		(8)	(15)	7
Curtailment gain/(loss)	4	(11)	15		4	(11)	15
Accelerated Depreciation	(1)	—	(1)		(1)	—	(1)
Dispositions	—	32	(32)		—	46	(46)

Adjusted operating segment income*	$57	$52	$5	11.8%	$126	$108	$18	17.8%

Adjusted operating margin %*	16.0%	14.8%		1.2%	16.5%	14.2%		2.3%

Operating segment income	$22	$63	$(41)	(65.0)%	$80	$132	$(52)	(39.9)%

Amortization expense	—	—	—		—	(4)	4
Foreign currency transaction gains/Other	—	—	—		—	—	—

Operating income	$22	$63	$(41)	(65.0)%	$80	$128	$(48)	(37.2)%

Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$4	$(4)
Exit activities and business dispositions	(34)	—	(34)		(41)	—	(41)
Professional fees/Other	(4)	(11)	7		(8)	(15)	7
Curtailment gain/(loss)	4	(11)	15		4	(11)	15
Accelerated Depreciation	(1)	—	(1)		(1)	—	(1)
Dispositions	—	32	(32)		—	46	(46)

Adjusted operating income	$57	$52	$5	12.1%	$126	$104	$22	23.7%

Operating income	$22	$63	$(41)	(65.0)%	$80	$128	$(48)	(37.2)%
Interest income (expense)	1	1	—		1	1	—

Income before income taxes	23	64	(41)		81	129	(48)
Income taxes expense (benefit)	17	(7)	24		38	(38)	76

Income from discontinued operations	6	71	(65)	(90.9)%	43	167	(124)	(74.1)%

Adjustment for noncontrolling interests	—	(4)	4		—	(6)	6

Income from discontinued operations attributable to Sara Lee	6	67	(61)	(90.8)%	43	161	(118)	(73.3)%

Gain on sale of discontinued operations, net of tax	539	—	539		628	—	628

Net income from discontinued operations attributable to Sara Lee	$545	$67	$478	NM	$671	$161	$510	NM

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 26

Sara Lee Corporation and Subsidiaries

Operating Results For Discontinued Operations

(in millions - Unaudited)

Total Discontinued Operations

	Second Quarter				First Six Months
	2011	2010	Dollar Change	Percent Change	2011	2010	Dollar Change	Percent Change
Net sales	$852	$1,064	$(212)	(19.9)%	$1,776	$2,126	$(350)	(16.5)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$11	$(11)		$—	$31	$(31)

Disposition	—	203	(203)		—	295	(295)

Adjusted net sales*	$852	$850	$2	0.2%	$1,776	$1,800	$(24)	(1.3)%

Operating segment income	$24	$82	$(58)	(70.3)%	$84	$168	$(84)	(50.4)%

Operating margin %	2.8%	7.7%		(4.9)%	4.7%	7.9%		(3.2)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$4	$(4)
Exit activities and business dispositions	(34)	—	(34)		(42)	(1)	(41)
Professional fees/Other	(5)	(11)	6		(9)	(15)	6
Curtailment gain/(loss)	(1)	(11)	10		(1)	(11)	10
Accelerated Depreciation	(1)	—	(1)		(1)	—	(1)
Pension partial withdrawal liability charge	—	—	—		—	(7)	7
Dispositions	—	32	(32)		—	46	(46)

Adjusted operating segment income*	$65	$71	$(6)	(5.2)%	$137	$152	$(15)	(8.6)%

Adjusted operating margin %*	7.8%	8.3%		(0.5)%	7.8%	8.4%		(0.6)%

Operating segment income	$24	$82	$(58)	(70.3)%	$84	$168	$(84)	(50.4)%

Amortization expense	(1)	(4)	3		(4)	(11)	7
Foreign currency transaction gains/Other	1	(2)	3		(1)	(3)	2
Adjustment for noncontrolling interests	2	1	1		4	2	2

Operating income	$26	$77	$(51)	(66.2)%	$83	$156	$(73)	(47.2)%

Changes in foreign currency exchange rates	$—	$1	$(1)		$—	$4	$(4)
Exit activities and business dispositions	(34)	—	(34)		(42)	(1)	(41)
Professional fees/Other	(5)	(11)	6		(9)	(15)	6
Curtailment gain/(loss)	(1)	(11)	10		(1)	(11)	10
Accelerated Depreciation	(1)	—	(1)		(1)	—	(1)
Pension partial withdrawal liability charge	—	—	—		—	(7)	7
Dispositions	—	32	(32)		—	46	(46)

Adjusted operating income	$67	$66	$1	3.1%	$136	$140	$(4)	(1.6)%

Operating income	$26	$77	$(51)	(66.2)%	$83	$156	$(73)	(47.2)%
Interest income (expense)	(1)	(2)	1		(3)	(4)	1

Income before income taxes	25	75	(50)		80	152	(72)
Income taxes expense (benefit)	(211)	(3)	(208)		(191)	(29)	(162)

Income from discontinued operations	236	78	158	NM	271	181	90	48.1%

Adjustment for noncontrolling interests	(2)	(5)	3		(4)	(8)	4

Income from discontinued operations attributable to Sara Lee	234	73	161	NM	267	173	94	53.8%

Gain on sale of discontinued operations, net of tax	539	—	539		628	—	628

Net income from discontinued operations attributable to Sara Lee	$773	$73	$700	NM	$895	$173	$722	NM

*	Adjusted net sales, adjusted operating segment income and adjusted operating margin are non-GAAP measures.

See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Second Quarter Results – Page 27

Sara Lee Corporation and Subsidiaries

First Quarter Operating Results by Business Segment*

(in millions - Unaudited)

	First Quarter
	2011	2010
Total Sara Lee - Continuing Operations
Net sales - total operating segments	$2,066	$2,054
Intersegment	(7)	(7)

Net sales	$2,059	$2,047

Less: Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$51

Adjusted net sales*	$2,059	$1,996

Total operating segment income	$190	$247

Less: Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$10
Project Accelerate charges	(3)	(12)
Accelerated depreciation	(2)	—

Total adjusted operating segment income*	$195	$249

Total operating segment income	$190	$247

General corporate expenses	(24)	(59)
Mark-to-market derivative gains (losses)	12	(1)
Amortization of trademarks and other intangibles	(8)	(8)
Contingent sales proceeds	—	133

Operating income	$170	$312

Operating margin %	8.3%	15.2%

Less: Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$133
Changes in foreign currency exchange rates	—	9
Project Accelerate charges	(7)	(17)
Accelerated depreciation	(2)	—

Adjusted operating income*	$179	$187

Adjusted operating margin %*	8.7%	9.4%

*	Adjusted net sales, adjusted operating income and adjusted operating margin % are non-GAAP measures. See pages 20 and 21 for a detailed explanation of these and other non-GAAP measures used in this report.

Sara Lee Reports Second Quarter Results – Page 28

Sara Lee Corporation

Impact of Significant Items and Contingent Sale Proceeds on Diluted Earnings per Share

(Unaudited)

	2011 First Quarter	2010					2009 Full Year	2008 Full Year
		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
As reported:
Diluted EPS from continuing operations	$0.11	$0.26	$0.43	$0.03	$0.17	$0.89	$0.31	$(0.44)

Diluted EPS	$0.29	$0.41	$0.53	$(0.49)	$0.28	$0.73	$0.52	$(0.11)

Increase/(decrease) in EPS from:
Exit activities, asset and business dispositions	$—	$(0.01)	$(0.01)	$(0.02)	$(0.03)	$(0.08)	$(0.11)	$(0.03)
Transformation/Accelerate charges	—	—	—	(0.01)	(0.01)	(0.03)	(0.02)	(0.02)
Curtailment gain	—	—	—	0.02	—	0.02	0.02	—
Gain on property distribution	—	—	—	—	—	—	0.01	—
Balance sheet correction	—	—	—	—	—	—	0.01	—
Mexican tax indemnification	—	—	—	(0.01)	(0.02)	(0.04)	—	—
Debt extinguishment costs	(0.03)	—	—	—	—	—	—	—
Impairment charges	—	—	(0.02)	—	(0.01)	(0.03)	(0.41)	(1.16)

Significant items related to continuing operations before income taxes*	(0.04)	(0.02)	(0.03)	(0.03)	(0.08)	(0.16)	(0.50)	(1.22)
Tax adjustments	0.01	(0.03)	0.17	(0.16)	0.16	0.12	0.03	0.16

Significant items related to continuing operations*	(0.03)	(0.04)	0.14	(0.20)	0.07	(0.04)	(0.47)	(1.06)
Significant items/53rd week impact related to discontinued operations	0.12	0.06	0.01	(0.60)	(0.01)	(0.53)	(0.05)	(0.04)

Total impact of significant items*	$0.08	$0.03	$0.15	$(0.79)	$0.05	$(0.57)	$(0.51)	$(1.10)

Reconciliation of Diluted EPS from Continuing Operations as reported to Adjusted EPS from Continuing Operations:

Diluted EPS from continuing operations as reported	$0.11	$0.26	$0.43	$0.03	$0.17	$0.89	$0.31	$(0.44)
Less:
Impact of significant items on income(loss) from continuing operations	(0.03)	(0.04)	0.14	(0.20)	0.07	(0.04)	(0.47)	(1.06)
Contingent sale proceeds (2)	—	0.15	0.02	0.01	0.01	0.19	0.21	0.18
Impact of 53rd week	—	—	—	—	0.02	0.02	—	—

Adjusted EPS from continuing operations (1)	$0.14	$0.15	$0.27	$0.22	$0.07	$0.72	$0.57	$0.44

Reconciliation of Diluted EPS as reported to Adjusted EPS:

Diluted EPS as reported	$0.29	$0.41	$0.53	$(0.49)	$0.28	$0.73	$0.52	$(0.11)
Less:
Impact of significant items on income(loss)	0.08	0.03	0.15	(0.79)	0.05	(0.57)	(0.51)	(1.10)
Contingent sale proceeds (2)	—	0.15	0.02	0.01	0.01	0.19	0.21	0.18
Impact of 53rd week	—	—	—	—	0.03	0.03	—	—

Adjusted EPS (1)	$0.21	$0.23	$0.36	$0.29	$0.19	$1.08	$0.82	$0.81

*	Amounts are rounded and may not add to the total

(1)	Represents a non-GAAP financial measure. The pages 20 and 21 contain additional detail regarding these measures.

(2)	Contingent Sale Proceeds -

The reported results include the receipt of contingent sale proceeds and the related tax benefit. Sara Lee received contingent sale proceeds in the first quarters of fiscal years 2010, 2009 and 2008. While the contingent sale proceeds are never taxed from the perspective of the corporation’s tax return, income tax expense calculated under U.S. GAAP requires the tax benefit to accrete over the course of the year, with a significant portion of the benefit recognized in the first quarter. At the end of each quarter, the corporation determines its annual effective tax rate based on an estimate of the tax that will be provided for the full fiscal year stated as a percent of estimated “ordinary” income. The term ordinary income refers to ordinary income from continuing operations before income taxes. It excludes significant unusual or infrequently occurring items, as defined by the guidelines for the accounting for income taxes, but includes the contingent sale proceeds. The non-taxable nature of the contingent sale proceeds is reflected in the determination of the annual effective tax rate, providing approximately 5 percentage points of tax benefit.

The estimated annual effective tax rate is applied to the total year-to-date “ordinary” income at the end of each quarter in order to compute the year-to-date tax applicable to ordinary income. The dollar amount of tax benefit related to contingent sale proceeds in any one quarter is equal to approximately 5 percent of total ordinary income, which is the impact on the effective annual tax rate. The full tax benefit is not realized until the end of the year when the lower effective tax rate is applied against full year ordinary income. Although the majority of the earnings impact of the contingent sale proceeds is realized in the first quarter, the full after tax earnings and related earnings per share impact is not realized until the end of the year.

Note—The businesses that formerly comprised the North American Fresh Bakery and International Household and Body Care business segments are being reported as discontinued operations.